Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees that (i) a statement on Schedule 13G with respect to the class A common stock in EP Energy Corporation (including amendments thereto) filed herewith shall be filed on behalf of each of the undersigned, and (ii) this Joint Filing Agreement shall be included as an exhibit to such joint filing, provided that, as provided by Rule 13d-1(k)(1)(ii) under the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this Agreement as of this 10th day of May 2016.

GIC PRIVATE LIMITED

By:	/s/ Jimmy Teo
	Name:	Jimmy Teo
	Title:	Senior Vice President

By:	/s/ Lim Eng Kok
	Name:	Lim Eng Kok
	Title:	Senior Vice President

GIC SPECIAL INVESTMENTS PTE. LTD.

By:	/s/ Tay Lim Hock
	Name:	Tay Lim Hock
	Title:	Director

SEABED VEIL INVESTMENT PTE. LTD.

By:	/s/ Lenny Marlina
	Name:	Lenny Marlina
	Title:	Director